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                                                                     EXHIBIT 5.3

                               FIRST AMENDMENT TO
            MESA AIR GROUP, INC. OUTSIDE DIRECTORS' STOCK OPTION PLAN

         This First Amendment to Mesa Air Group, Inc. (the "Company") Outside Directors' Stock Option Plan dated June 19, 1998, (the "Plan") is entered into as of February 15, 2003 for the purpose of amending the Plan.

         RECITALS:

                  (a) WHEREAS, on June 19, 1998 the Company adopted the Plan as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its outside directors to those of its shareholders and by providing outside directors with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of outside directors upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent; and

                  (b) WHEREAS, the Company desires to increase the aggregate number of shares available for issuance under the Plan from 275,000 to 475,000; and

                  (c) WHEREAS, an increase in the aggregate number of shares available for issuance under the Plan from 275,000 to 475,000 was previously approved by the Board of Directors and Shareholders of the Company.

         AGREEMENT:

         1. Section 2(a) shall be amended as follows:

         Description of Stock and Maximum Shares Allocated. The stock subject to the provisions of this Plan and issuable upon exercise of the Options are shares of the Company's Common Stock. no par value, which may be either unissued or treasury shares, as the Board may from time to time determine. Subject to adjustment as provided in Section 6, the aggregate number of shares of Common Stock covered by the Plan issuable upon exercise of all Options shall be 475,000 shares, which shares shall be reserved for use upon the exercise of the Options. (The shares available for Options and all other shares of Common Stock of the Company shall be referred to as the "Shares").

         DATED to be effective as of February 15, 2003.

                                             MESA AIR GROUP, INC.

                                             By: /S/ Jonathan G. Ornstein
                                                 -------------------------------
                                                 Jonathan G. Ornstein
                                                 Chairman of the Board

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ATTESTED BY:

By:  /S/ Brian S. Gillman
     ----------------------------
     Brian S. Gillman
     Secretary

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                                                                    APPENDIX "B"

                              MESA AIR GROUP, INC.
                      OUTSIDE DIRECTORS' STOCK OPTION PLAN

1. PURPOSE OF THE PLAN; TYPE OF PLAN

         (a) Attract and Retain Talented Outside Directors. The purpose of the Mesa Air Group, Inc. Outside Directors' Stock Option Plan (the "Plan") is to attract and retain independent directors ("Qualified Directors") who are and will be responsible for the restructuring, growth and success of Mesa Air Group, Inc., a Nevada corporation (the "Company"), and its subsidiaries by providing an incentive-based form of compensation to the Qualified Directors and encouraging such Qualified Directors to invest in shares of the Company's Common Stock to increase the Qualified Directors' personal interest in the success of the Company. The Plan is also intended to reduce the cash compensation necessary to attract Qualified Directors.

         (b) Designation of Stock Options as Non-Qualified Stock Options. Stock options granted under the Plan (the "Options") shall not be treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         (c) Exemption from Short-Swing Liability. Options granted to Qualified Directors of the Company pursuant to this Plan shall be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (d) Administration. This Plan may be administered by the Board of Directors of the Company (the "Board") or by any person or persons chosen by a majority of the Board.

2. STOCK AND MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN

         (a) Description of Stock and Maximum Shares Allocated. The stock subject to the provisions of this Plan and issuable upon exercise of the Options are shares of the Company's Common Stock, no par value, which may be either unissued or treasury shares, as the Board may from time to time determine. Subject to adjustment as provided in Section 6, the aggregate number of shares of Common Stock covered by the Plan issuable upon exercise of all Options shall be 150,000 shares, which shares shall be reserved for use upon the exercise of the Options. (The shares available for Options and all other shares of Common Stock of the Company shall be referred to as the "Shares.")

         (b) Restoration of Unpurchased Shares. If an Option expires or terminates for any reason prior to the exercise in full before the term of the Plan expires, the Shares subject to, but not issued under, such Option shall again be available for other Options hereafter granted.

3. FORMULA AND OPERATION OF THE PLAN

         (a) Eligible Persons. Options will automatically be granted to all present and future directors of the Company who are not employees of the Company or of any subsidiary of the Company ("Qualified Directors").

         (b) Date of Grants; Allocation. Each Qualified Director serving on the Board of Directors as of April 1, 1998, shall receive (i) 3,000 options to purchase 3,000 shares of Common Stock, no par value, plus (ii) the number of options to purchase Common Stock equivalent to a cash value of $13,000 as calculated pursuant to the Black-Scholes valuation method at a risk-free rate of a ten-year zero coupon bond (collectively referred to herein as the "Formula Amount") effective as of April 1, 1998. (For example, if the Black-Scholes valuation method results in a value of $6.50 per option, each Qualified Director would receive 2,000 options plus the fixed allocation of 3,000 options, or a total of 5,000 options at the exercise price as set forth below in Section 3(c).) Each Qualified Director shall receive an additional Formula Amount on each April 1st thereafter or if at any time there is an insufficient number of options to make the full Formula Amount

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allocation, a pro-rata amount of the remaining options available under the Plan shall be granted to each Qualified Director.

         Any Qualified Director who was not serving as a director as of April 1, 1998, upon the first business day after being appointed as a director, shall be granted a pro rata portion of the Formula Amount ("Pro Rata Options") and Options shall be granted to such Qualified Director on each succeeding April 1 in the Formula Amount. The amount of Pro Rata Options to be granted to each new Qualified Director shall be calculated by dividing the number of days prior to April 1 by the number of days in the calendar year and multiplying the quotient by the Formula Amount.

         Any Qualified Director who is serving as the Chairman of the Board of Directors shall receive an annual grant of the number of options equal to a value of $10,000 calculated in accordance with the Black-Scholes method as specified above (the "Chairman's Options") on each April 1st which shall be in addition to any other options granted to him as a director pursuant to this
Section 3(b). (Each of the dates upon which Options are granted shall be referred to herein as the "Grant Date.")

         (c) Price. The Option price per Share shall not be less than the fair market value of the Shares, as defined below, on the Grant Date.

         (d) Fair Market Value. The fair market value of a Share on any particular day shall be determined as follows:

                  (i) If the Shares are listed or admitted to trading on any security exchange, the fair market value shall be the average sales price on such day on the New York Stock Exchange, or if the Shares have not been listed or admitted to trading on the New York Stock Exchange, on such other securities exchange on which such stock is then listed or admitted to trading, or if no sale takes place on such day on any such exchange, the average of the closing bid and asked price on such day as officially quoted on any such exchange;

                  (ii) If the Shares are not then listed or admitted to trading on any securities exchange, the fair market value shall be the average sales price on such day or, if no sale takes place on such day, the average of the reported closing bid and asked price on such date, in the over-the-counter market as furnished by the National Association of Securities Dealers Automated Quotation ("NASDAQ"), or if NASDAQ at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Board; or

                  (iii) If the Shares are not then listed or admitted to trading in the over-the-counter market, the fair market value shall be the amount determined by the Board in a manner consistent with Treasury Regulation Section 20-2031-2 promulgated under the Code or in such other manner prescribed by the Secretary of the Treasury or the Internal Revenue Service.

         (e) Duration of Plan; Term of Option. The term of the Plan, unless previously terminated by the Board, is ten (10) years commencing on the date of adoption of the Plan by the Board. No Option shall be granted under the Plan unless granted within ten (10) years of the adoption of the Plan by the Board, but Options outstanding on that date shall not be terminated or otherwise affected by virtue of the Plan's expiration. Except as otherwise indicated in
Section 5, all Options automatically expire ten (10) years from the date of grant.

         (f) Vesting of the Options. Options granted to the Qualified Directors serving as of April 1, 1998 shall fully vest and become exercisable immediately upon shareholder approval (as required by Section 4(a) of the Plan) or, with respect to Options granted after shareholders approve the Plan, immediately upon the Grant Date. Options granted to Qualified Directors who are not serving as directors as of April 1, 1998, shall vest in full and become exercisable six (6) months after the Grant Date.

         (g) Additional Restrictions on Option Exercise. A Qualified Director may only exercise Options during the period commencing three (3) business days following the release for publication of quarterly or annual financial information regarding the Company and ending two (2) weeks prior to the end of the then current fiscal quarter of the Company (the "Release Period").

                                      B-2

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         A "release for publication" shall be deemed to be satisfied if the specified financial data appears:

                  (i) On a wire service;

                  (ii) A financial news service;

                  (iii) In a newspaper of general circulation; or

                  (iv) Is otherwise made publicly available.

         Notwithstanding any provision to the contrary contained herein, a Qualified Director may exercise Options only so long as such exercise does not violate the law or any rule or regulation adopted by the appropriate governmental authority.

4. TERMS AND CONDITIONS OF OPTIONS

         (a) Approval by Shareholders. The Plan shall be submitted to the shareholders of the Company for their approval at a meeting to be held within twelve (12) months after the adoption of the Plan by the Board. Shareholder approval shall be evidenced by the affirmative vote of the holders of a majority of the Shares of Common Stock present in person or by proxy and voting at the meeting. If the shareholders decline to approve the Plan at such meeting or if the Plan is not approved by the shareholders within twelve (12) months after its adoption by the Board, the Plan and all Options and rights granted hereunder shall automatically terminate to the same extent and with the same effect as though the Plan had never been adopted.

         (b) Amendments to Plan. Without the approval of the shareholders of the Company, the Board shall not (i) increase the aggregate number of shares of Common Stock subject to the Plan; (ii) change the class of persons eligible to receive Options; (iii) modify the period within which Options may be granted, the exercise price or the terms upon which Options may be exercised; (iv) change the exercise price of the Options except as provided in Section 6; or (v) increase the material benefits accruing to participants under the Plan. An amendment to permit the assignment of options other than as specified in Section 5(b) shall not be considered a Material Amendment. (Collectively, each of these changes in the Plan are referred to herein as "Material Amendments.") The Board may suspend or terminate the Plan at any time.

         (c) Individual Agreements. Options granted under the Plan shall be evidenced by agreements in such form as the Board from time to time approves, which agreements shall substantially comply with and be subject to the terms of the Plan.

         (d) No Fractional Shares. Options shall be granted and exercisable only for whole shares; no fractional shares will be issuable upon exercise of any Option granted under the Plan.

         (e) Method of Exercising Options. Options shall be exercised by written notice to the Company, addressed to the Company at its principal place of business. Such notice shall state the election to exercise the option and the number of shares with respect to which it is being exercised, and shall be signed by the person exercising the option. Such notice shall be accompanied by payment in full of the exercise price for the number of Shares being purchased. Payment may be made in cash or by bank cashier's check or by tendering duly endorsed certificates for shares of the Company's Common Stock then owned by the optionholder. The Company shall deliver a certificate or certificates representing the Option Shares to the purchaser as soon as practicable after payment for those Shares has been received. If an Option is exercised by any person other than the optionholder, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that are purchased and paid for in full upon the exercise of an Option shall be fully paid and non-assessable. The Board may determine that payment upon the exercise of an Option may be made with Shares owned by the Qualified Director having a fair market value on the exercise date equivalent to the amount of payment, or any combination of cash and such Shares equal to such amount.

         (f) No Rights of a Shareholder. An Optionholder shall have no rights as a shareholder with respect to shares covered by an Option. No adjustment will be made for cash dividends for which the record date is prior to the date a stock certificate is issued upon exercise of an Option. Upon such exercise of an Option, the holder

                                      B-3

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of the Shares of Common Stock so received shall have all the rights of a shareholder of the Company as of the date of issuance.

5. TERMINATION OF DIRECTORSHIP; ASSIGNABILITY; DEATH

         (a) Termination of Directorship. If any Optionholder ceases to be a Director of the Company other than by reason of death, disability or discharge for cause, such holder (or its successors in the case of the holder's death which results in the termination of directorship) may, within three months after the date of termination, but in no event after the stated expiration date, purchase some or all of the Shares with respect to which such Optionholder was entitled to exercise such Option, on the date such directorship terminated; provided, that if after directorship is terminated, the holder commits acts detrimental to the Company's interests as determined by a two-thirds vote of the members of the Board, then the Option shall thereafter be void for all purposes.

         (b) Assignability. No Option or the privileges conferred thereby shall be assignable or transferable by a holder other than by will or the laws of descent and distribution.

         (c) Disability. If the Optionholder is removed as a director due to disability, the Optionholder may exercise the Options, in whole or in part, to the extent they were exercisable on the date when the Optionholder's directorship terminated, at any time prior to the expiration date of the Options or within one (1) year of the date of removal, whichever is earlier.

         (d) Discharge for Cause. If an Optionholder is removed as a director of the Company for cause, the Options shall terminate upon receipt by the Optionholder of a notice of such removal or on the effective date of the removal, whichever is earlier. The Board shall have the right to determine whether the optionholder has been discharged for cause for purposes of the Plan and the date of such discharge.

         (e) Death of Holder. If Optionholder dies while serving as a director, an Option shall be exercisable until the stated expiration date thereof by the person or persons ("successors") to whom the holder's rights pass under will or by the laws of descent and distribution, but only to the extent that the holder was entitled to exercise the Option at the date of death. An Option may be exercised (and payment of the option price made in full) by the successors only after written notice to the Company, specifying the number of shares to be purchased. Such notice shall comply with the provisions of Section 4(e).

6. CERTAIN ADJUSTMENTS

         (a) Capital Adjustments. Except as limited by Section 422 of the Code, the aggregate number of Shares subject to the Plan, the number of Shares covered by outstanding Options, and the price per share stated in such Options shall be proportionately adjusted for any increase or decrease in the number of outstanding Shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt by the Company of consideration therefor in money, services or property.

         (b) Mergers, Etc. Except as limited by the provisions of Section 422 of the Code, if the Company is the surviving corporation in any merger or consolidation, any Option granted under the Plan shall pertain to and apply to the securities to which a holder of the number of Shares subject to the Option would have been entitled. A dissolution or liquidation of the Company shall cause every Option outstanding hereunder to terminate, unless specifically provided otherwise by the Board. A merger or consolidation in which the Company is not the surviving corporation shall also cause every Option outstanding hereunder to terminate, unless specifically provided otherwise by the Board, but each holder shall have the right immediately prior to a merger or consolidation in which the Company is not the surviving corporation, to exercise such Option in whole or in part without regard to any installment provisions contained in the Option agreement.

                                      B-4

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7. COMPLIANCE WITH LEGAL REQUIREMENTS

         (a) For Investment Only. If, at the time of exercise of this Option, there is not in effect as to the Option Shares being purchased a registration statement under the Securities Act of 1933, as amended (or any successor statute) (collectively the "1933 Act"), then the exercise of this option shall be effective only upon receipt by the Company from the Director (or his legal representatives or heirs) of a written representation that the Option Shares are being purchased for investment and not for distribution.

         (b) Registration Statement Preparation. Each Qualified Director hereby agrees to supply the Company with such information and to cooperate with the Company, as the Company may reasonably request, in connection with the preparation and filing of the registration statements and amendments thereto under the Securities Act of 1933 and applicable state statutes and regulations applicable to the Option Shares. The Company shall not be liable for failure to issue any such Option Shares where such opinion of counsel cannot be obtained within the period specified for the exercise of the Option, or where such registration is required in the opinion of counsel. If shares of Common Stock of the Company are, at the time of the exercise of this Option, listed upon a securities exchange, the exercise of this Option shall be contingent upon completion of the necessary steps to list the Option Shares being purchased upon such securities exchange.

         (c) Compliance with Law. No Shares shall be issued or transferred upon the exercise of any Option unless and until the following occurs:

                  (i) All legal requirements applicable to the issuance or transfer of Shares have been complied with; and

                  (ii) All requirements of any national securities exchange or association upon which the Shares are listed, traded or quoted have been met, in each case to the satisfaction of the Board. The Board shall have the right to condition the issuance of any Shares made to any person hereunder on such person's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Board shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may contain a legend to reflect any such restriction.

8. MISCELLANEOUS

         (a) No Funding. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure any payment under the Plan.

         (b) Nevada Law. The Plan and the Options shall be governed by the laws of the State of Nevada.

         (c) Modification of Grant, Vesting Date. Should April 1 in any given year fall on a day on which trading in the Shares is closed, the action which would have taken place on April 1 shall be delayed until the first day after April 1 that trading in the Shares commences.

         DATED as of the 19th day of June, 1998 and effective as of April 1, 1998.

                                            MESA AIR GROUP, INC.

                                            By:_________________________________

                                               _________________________________

                                               _________________________________

ATTESTED BY:

By:______________________
   Gary E. Risley
   Secretary

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